Exhibit 5

March 29, 2007

Denbury Resources Inc.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
1000 Louisiana
Suite 2000
Houston, TX 77002-5009
T 713.751.1600
F 713.751.1717
www.bakerlaw.com

Donald White Brodsky
direct dial: 713.646.1335
dbrodsky@bakerlaw.com

Ladies and Gentlemen:
     We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), and the following subsidiaries of Denbury: Denbury Onshore, LLC, a Delaware limited liability company, Denbury Gathering & Marketing, Inc., a Delaware corporation, Denbury Operating Company, a Delaware corporation, Denbury Marine, L.L.C., a Louisiana limited liability company, and Tuscaloosa Royalty Fund LLC, a Mississippi limited liability company (the “Subsidiary Guarantors”) in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed by Denbury with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which relates to an aggregate principal amount of $25 million of additional 7 1/2% Senior Subordinated Notes due 2015 (the “Notes”) being offered pursuant to Rules 415, 462(b) and 462(e) under the Act. Denbury’s payment obligations on the Notes will be jointly and severally guaranteed by the Subsidiary Guarantors (the “Guarantees”). The Notes are being issued pursuant to the Indenture, dated December 7, 2005, among Denbury, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., successor in interest to JPMorgan Chase Bank, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), the form of which is filed as Exhibit 4.2 to Registration Statement No. 333-141637 on Form S-3 effective on March 29, 2007 (the “Prior Registration Statement”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Prospectus.
     In connection with this opinion, we have examined and relied upon the accuracy of original, certified or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Registration Statement and the preliminary prospectus included therein, (ii) the form of the Notes, (iii) copies of resolutions of Denbury’s board of directors authorizing the additional issuance of the Notes and the filing of the Registration Statement, (iv) copies of resolutions of the Subsidiary Guarantors authorizing the Guarantees and the Registration Statement, (v) the Indenture, (vi) the form of the First Supplemental Indenture, (vii) the Statement of Eligibility of Trustee on Form T-1, and (viii) the Prior Registration Statement. In addition, we have reviewed such questions of law as we have considered appropriate.
Cincinnati     Cleveland     Columbus     Costa Mesa     Denver     Houston     Los Angeles     New York     Orlando     Washington, DC

Denbury Resources Inc.
March 29, 2007

     In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.
     We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will be automatically effective upon filing under the Act and comply with all applicable laws, (ii) the Notes, when issued, will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, (iii) the First Supplemental Indenture will be duly authorized by the Trustee and executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; (iv) the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (v) the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture, as supplemented and the Indenture, as supplemented constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when (i) the Registration Statement has been filed with the Commission, (ii) the Indenture, as supplemented has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Trustee has been duly qualified, (iv) the global note representing the Notes has been duly executed, authenticated, countersigned, registered, issued and delivered in accordance with the Indenture, as supplemented, and the Underwriting Agreement, and (v) Denbury has received payment of the consideration provided in the Underwriting Agreement to be paid for the Notes:
1.	the Notes will constitute binding obligations of Denbury; and

2.	the Guarantees will constitute binding obligations of the Subsidiary Guarantors as to the Notes in accordance with the terms of the Guarantees.
The opinions set forth above are subject to the applicable effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies. We express no opinion as to the sufficiency of the waivers of defenses by the Subsidiary Guarantors contained in the second paragraph of Section 11.01 of the Indenture governing the Notes.
     The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and the Delaware General Corporation Law.

Denbury Resources Inc.
March 29, 2007

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the prior Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
     The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.
Sincerely,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP